July 11, 2011

Bacterin International Holdings, Inc.
600 Cruiser Lane
Belgrade, Montana 59714

Ladies and Gentlemen:

In my capacity as VP & Legal Counsel for Bacterin International Holdings, Inc., a Delaware corporation (the “Company”), I have assisted the Company in connection with the preparation of the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on July 11, 2011 (the “Registration Statement”) relating to the registration of the sale by the selling stockholder listed in the Registration Statement of the number of shares of common stock, par value $0.000001 per share, of the Company specified in the Registration Statement (the “Shares”), which includes shares that are already issued and outstanding, as well as shares that may be issued from time to time pursuant to a Purchase Agreement between the Company and the selling stockholder (the “Purchase Agreement”).

In connection with this opinion, I have reviewed such documents and made such examination of law as I have deemed appropriate to give the opinion expressed below.  In connection with this opinion, I have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that I have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as copies.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that the Shares, when issued pursuant to the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur which could affect the opinion contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

I hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to my name in my capacity as VP & Legal Counsel under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement.  In giving this consent, however, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.

Very truly yours,

/s/ Jill Gilpin
VP & Legal Counsel